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                     October 8, 2020

       David Hamamoto
       Chairman and Chief Executive Officer
       DiamondPeak Holdings Corp.
       40 W. 57th Street, 29th Floor
       New York, New York 10019

                                                        Re: DiamondPeak
Holdings Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 24,
2020
                                                            File No. 001-38821

       Dear Mr. Hamamoto:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing